Exhibit 10.1

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, dated November 24, 2009, by and among Mediware Information Systems, Inc., a New York corporation (“Buyer”); Advantage Reimbursement, LLC, a Delaware limited liability company and a wholly owned subsidiary of Buyer (“Advantage Reimbursement, LLC”), Healthcare Automation, Inc., a Delaware corporation (“Seller”), Kenneth J. Pereira (“Pereira”); and David A. Belhumeur (“Belhumeur”).

R E C I T A L S

A.              Seller is engaged in the business of providing software and services related to the home health care industry (the “Business”), operating from its primary business location at 41 Sharpe Drive, Cranston, Rhode Island 02920;

B.               Pereira and Belhumeur (each, a “Shareholder” and together, the “Shareholders”) together own beneficially and of record all of the issued and outstanding shares of Seller; and

C.               Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, on a going concern basis, substantially all of the assets, properties and business of Seller related to the Business, all on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants, warranties, representations and conditions contained in this Agreement, it is hereby agreed as follows:

ARTICLE I

SALE AND PURCHASE OF ASSETS

1.1.            Agreement to Purchase and Sell.  Subject to the terms and conditions of this Agreement, on the Closing Date (as defined in Section 4.1), Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, all of the assets, properties, rights and business as a going concern as of the Closing Date, of whatever kind or nature and wherever situated or located and whether reflected on Seller’s books and records or previously written-off or otherwise not shown on Seller’s books and records, of Seller (other than the Excluded Assets (as defined in Section 1.3)).  All of said assets, properties, rights and business (other than the Excluded Assets) are collectively referred to in this Agreement as the “Purchased Assets”.  All of the Purchased Assets shall be sold to Buyer free and clear of any Liens (as defined in Section 5.5(d)).

1.2.            Purchased Assets.  The Purchased Assets shall include the following items:

(a)          all furniture, fixtures, equipment (including office equipment), machinery, parts, computer hardware, automobiles and trucks, inventory, supplies, parts and all other tangible personal property of Seller (“Tangible Assets”);

(b)          all leasehold interests and leasehold improvements created by all leases, including capitalized leases, of personal or real property under which Seller is a lessee or lessor;

(c)          all trade accounts receivable, notes receivable, negotiable instruments and chattel paper;

(d)          all deposits and rights with respect thereto in connection with the Business and all rebates due from vendors;

(e)           subject to Section 1.5 and Section 1.6, all contracts, claims and rights (and benefits arising therefrom) relating to or arising out of the Business, and all rights against suppliers under warranties covering any of the Tangible Assets;

(f)           all sales orders and sales contracts, purchase orders and purchase contracts, quotations and bids generated by the operation of the Business;

(g)          all Intellectual Property (as defined in Section 5.16);

(h)          subject to Section 1.5, all license agreements, distribution agreements, sales representative agreements, service agreements, supply agreements, franchise agreements, computer software agreements and technical service agreements;

(i)            all customer lists, customer records and information relating to the Business;

(j)            all books and records relating to the Business, including blueprints, drawings and other technical papers, payroll, employee benefit, accounts receivable and payable, inventory, maintenance and asset history records, ledgers and books of original entry, all insurance records and Permit files;

(k)           all rights in connection with prepaid expenses, advances and credits with respect to the Purchased Assets;

(l)            all sales and promotional materials, catalogues and advertising literature relating to the Business;

(m)          all transferable Permits (as defined in Section 5.9); and

(n)          all lock boxes relating to the Business to which Seller’s account debtors remit payments.

1.3.             Excluded Assets.  Notwithstanding anything to the contrary set forth herein, the term “Purchased Assets” shall not mean or include the following assets, properties and rights of Seller (collectively, the “Excluded Assets”):

(a)           any Permit that is not transferable to Buyer;

(b)          the organizational documents, minute books and other books and records related to the formation of Seller;

(c)           all of the cash on hand, petty cash, cash on deposit in banks or other financial institutions; and

(d)           such other assets as may be listed on Schedule 1.3(d) hereto.

1.4.            Name Following the Closing.  Immediately following the Closing, Seller shall amend its Certificate of Incorporation so as to change its name to “PB Transition Group, Inc.” or such other name which is not, in the judgment of Buyer acting reasonably, confusingly similar to the name “Healthcare Automation, Inc.”, and none of Seller, the Shareholders or any of their respective affiliates, successors or assigns shall thereafter use such name or other names acquired by Buyer hereunder or names confusingly similar thereto.

1.5.            Certain Consents to Assignment.  To the extent that the assignment of any right or agreement the benefit of which is to be acquired by Buyer pursuant to this Agreement shall require the consent of any other party, and Buyer shall have waived the obtaining of such consent prior to the Closing, this Agreement shall not constitute a contract to assign or assume the same until such consent is obtained.  Seller and each of the Shareholders shall use their respective best efforts after the Closing to obtain any consent necessary to any such assignment.  If any such consent is not obtained, (a) this Agreement shall not constitute or be deemed to be a contract to assign or assume the same if an attempted assignment without such consent, approval or waiver would constitute a breach of such right or agreement or create in any party thereto the right or power to cancel or terminate such right or agreement, and (b) Seller and each of the Shareholders will cooperate with Buyer, in any reasonable arrangement requested by Buyer designed to provide to Buyer the benefit, monetary or otherwise, of Seller’s rights under such right or agreement, including enforcement of any and all rights of Seller against the other party thereto arising out of a breach or cancellation thereof by such other party.

1.6.            Contracts Currently Performed by Advantage Reimbursement.  Seller is a party to certain contracts now in effect that are currently being performed by Advantage Reimbursement (as defined below) (“Advantage Reimbursement Performed Contracts”).  The Advantage Reimbursement Performed Contracts shall not be included in the Purchased Assets.  As required under the Advantage Reimbursement APA (as defined below), at the Closing, Seller shall convey, assign, transfer and deliver to Advantage Reimbursement, LLC, and Advantage Reimbursement, LLC shall acquire from Seller, all of Seller’s right, title and interest in and to the Advantage Reimbursement Performed Contracts.

ARTICLE II

PURCHASE PRICE; ALLOCATION

2.1.             Calculation of Purchase Price.  The purchase price (the “Healthcare Automation Purchase Price”) for the Purchased Assets shall be equal to the following amount:

(a)          $3,500,000, plus (or minus) the amount (if any) by which the Closing Working Capital (as determined in accordance with Section 2.3) is greater than (or less than) $357,130 (as adjusted, the “Initial Purchase Price”) less the aggregate HAI Unassigned Contract Holdback Amount (as defined in Section 8.4), plus,

(b)          the Healthcare Automation Incremental Revenue Payment (as defined in Section 2.4) of up to $954,000, payable in accordance with Section 2.4; plus,

(c)           the portion of the HAI Unassigned Contract Holdback Amount  attributable to each HAI Unassigned Contract, which is payable (in each case) within five (5) business days after the assignment of each  applicable HAI Unassigned Contract to Buyer.

2.2.            Determination of Estimated Initial Purchase Price.  At least two business days prior to the Closing Date, Seller shall deliver to Buyer a certificate executed on behalf of Seller by the Chief Executive Officer of Seller, dated the date of its delivery, stating that there has been conducted under the supervision of such officer a review of all relevant information and data then available and setting forth Seller’s best good faith estimate of the Initial Purchase Price (the “Estimated Initial Purchase Price”), including an estimate of the Closing Working Capital (as defined in Section 2.3(a)) that such Chief Executive Officer anticipates based upon the most recent available financial statements will be reflected on the Closing Statement prepared in accordance with Section 2.3.  Such Estimated Initial Purchase Price shall be subject to approval by Buyer.

2.3.            Determination of Initial Purchase Price.

(a)          Within 30 days following the Closing Date, Buyer shall prepare and deliver to Seller a statement (the “Preliminary Closing Statement”) setting forth (i) the Working Capital (as defined below) as of the Closing Date (the “Closing Working Capital”) and (ii) the Initial Purchase Price.

(b)          Seller may review such statement and, within 10 days after the date of such receipt, may deliver to Buyer a certificate setting forth its objections to those items and amounts reflected in the Preliminary Closing Statement, together with a summary of the reasons therefor and calculations which, in its view, are necessary to eliminate such objections.  Any items and amounts not identified and properly objected to by Seller in such certificate of objection shall be deemed to have been agreed to by Seller.  If Seller fails to deliver such certificate of objection within such 10-day period, the Preliminary Closing Statement shall be deemed to have been accepted and agreed to by Seller in the form in which it was delivered by Buyer and shall be final and binding upon the parties as the “Closing Statement” for purposes of this Agreement, and the determination of the Closing Working Capital and the Initial Purchase Price set forth therein shall be final and binding as the “Closing Working Capital” and the “Initial Purchase Price” for purposes of this Agreement.

(c)          If Seller duly delivers a certificate of objection pursuant to Section 2.3(b), Buyer and Seller shall use their reasonable efforts to resolve by written agreement (the “Agreed Working Capital Adjustments”), no later than 10 days following Buyer’s receipt of such certificate, the disputed items or amounts identified in such certificate.  If Buyer and Seller reach agreement in writing on such disputed items or amounts, the Preliminary Closing Statement as adjusted by the Agreed Working Capital Adjustments shall be final and binding as the “Closing Statement” for purposes of this Agreement, and the determination of the Closing Working Capital and the Initial Purchase Price set forth therein shall be final and binding as the “Closing Working Capital” and the “Initial Purchase Price” for purposes of this Agreement.

(d)          If any objections raised by Seller are not resolved by Agreed Working Capital Adjustments within the 10-day period referred to in Section 2.3(c), then Buyer and Seller shall promptly submit the objections that are then unresolved to the Accounting Firm (as defined below), and the Accounting Firm shall be directed by Buyer and Seller to resolve the unresolved objections (based solely on the presentations by Buyer and by Seller as to whether any disputed items or amounts had been determined in a manner consistent with the past practices of Seller and its consideration of only those items or amounts in the Preliminary Closing Statement as to which Seller has objected) as promptly as practicable and to deliver written notice to each of Buyer and Seller setting forth its resolution of the disputed items or amounts.  The Preliminary Closing Statement, after giving effect to any Agreed Working Capital Adjustments and to the resolution of disputed matters by the Accounting Firm, shall be final and binding as the “Closing Statement” for purposes of this Agreement, and the determination of the Closing Working Capital and the Initial Purchase Price set forth therein shall be final and binding as the “Closing Working Capital” and the “Initial Purchase Price” for purposes of this Agreement.  For purposes of this Agreement, “Accounting Firm” means an accounting firm that (i) is reasonably acceptable to Buyer and Seller, (ii) has no material relationship with Buyer, Seller or their respective Affiliates or other material conflict and (iii) agrees to undertake the engagement for fees and expenses that are reasonably acceptable to both Buyer and Seller.

(e)          The parties hereto shall make available to Buyer, Seller and, if applicable, the Accounting Firm, such books, records and other information (including work papers) as any of the foregoing may reasonably request to prepare or review the Preliminary Closing Statement or any matters submitted to the Accounting Firm.  With respect to matters submitted to the Accounting Firm under this Section 2.3, the fees and expenses of the Accounting Firm shall be borne by the party (either Buyer or Seller) whose calculation of the Closing Working Capital is further from the calculation of the Closing Working Capital as determined by the Accounting Firm.  If the respective calculations of Buyer and Seller are equally close to the calculation of the Closing Working Capital as determined by the Accounting Firm, then the fees and expenses of the Accounting Firm shall be borne equally, half by Buyer and half by Seller.

(f)           If the Estimated Initial Purchase Price is greater than the Initial Purchase Price, Seller and each of the Shareholders shall, within 10 business days after the Closing Statement is finalized pursuant to this Section 2.3, make payment by wire transfer to Buyer in immediately available funds of the amount of such difference, together with interest at a rate of 7% per annum from the Closing Date to the date of such payment.  If the Estimated Initial Purchase Price is less than the Initial Purchase Price, Buyer shall, within 10 business days after the Closing Statement is finalized pursuant to this Section 2.3, make payment by wire transfer to Seller in immediately available funds of the amount of such difference, together with interest at a rate of 7% per annum from the Closing Date to the date of such payment.

(g)          For purposes of this Agreement, “Working Capital” means, as of any date of determination, the excess of the total current assets of Seller included in the Purchased Assets as of such date over the total current liabilities of Seller included in the Assumed Liabilities, determined on a basis consistent with the past practices of Seller and consistent with the methodologies, practices and principles used in the preparation of the Financial Statements (except as otherwise provided in this definition and without regard to any purchase accounting adjustments arising out of the transactions contemplated hereby).  In determining the amount of such total current assets and total current liabilities hereunder, (i) all accounting entries shall be taken into account regardless of their amount and all known errors and omissions corrected; (ii) all proper adjustments shall be made; (iii) the value of accounts receivable shall (A) be reduced by the amount of a customary reserve for uncollectible accounts and (B) exclude any accounts receivable from any Affiliates (as defined in Section 5.18) of Seller or either of the Shareholders; (iv) deferred tax assets shall be excluded from the determination of total current assets; (v) accrued expenses shall exclude amounts owed to either of the Shareholders or any Affiliates of either of the Shareholders; and (vi) the items set forth in Schedule 2.3(g) shall be pro-rated as of the Closing Date.

2.4.         Incremental Revenue Payment.

(a)          As used in this Agreement, the following terms shall have the meanings set forth below:

(i)                “Advantage Reimbursement” means Advantage Reimbursement, Inc., a Massachusetts corporation.

(ii)               “Advantage Reimbursement APA” means that certain Asset Purchase Agreement dated as of the date hereof by and among Advantage Reimbursement, LLC, Advantage Reimbursement, Belhumeur and Pereira.

(iii)              “Combined Revenue” means the sum of (A) the Healthcare Automation Revenue (as defined below), plus (B) the Advantage Reimbursement Revenue (as defined in the Advantage Reimbursement APA).

(iv)             “Healthcare Automation Revenue” means the Revenue for the Period reflected in the Healthcare Automation Revenue Report (each as defined below).

(v)              “Pro Rata Fraction” means a value equal to the quotient of (A) the Healthcare Automation Revenue reflected in the Healthcare Automation Revenue Report; divided by (B) the Combined Revenue.

(vi)             “Revenue” means revenues recognized by Buyer, in accordance with Buyer’s revenue recognition policies applied in a manner consistent with GAAP, with respect to sales of the products and services sold by the Business as of the Closing Date, including pursuant to any of the Assumed Contracts (as defined in Section 5.10 and, for the avoidance of doubt, specifically excluding any Advantage Reimbursement Performed Contracts).

(vii)            “Combined Credit Amount” means the total amount of all refunds and credits paid or credited by Buyer through the first anniversary of the Closing Date  pursuant to the terms (as in effect on the Effective Date of the Agreement) of the Assumed Contracts referenced in Schedule 2.4; provided that Buyer has not materially reduced the number of personnel working on implementation and support services for the acquired business.  For the avoidance of doubt, a customer’s failure to pay a fee when due or scheduled shall not be considered a refund or credit under the preceding sentence.

(b)          As promptly as practicable following the first anniversary of the Closing Date (but not later than 60 days after such date), Buyer shall prepare and deliver to Seller a report (the “Preliminary Revenue Report”) setting forth the amount of Revenue (as defined in Section 2.4(a)) recognized by Buyer during the period beginning on the Closing Date and ending on the first anniversary of the Closing Date (the “Period”).  Buyer shall also deliver to Seller an interim report in the form of the Preliminary Revenue Report within 15 days of the end of each fiscal quarter during the Period with respect to Revenue recognized by Buyer during the prior fiscal quarter (each, an “Interim Report”).  In addition, Buyer’s Chief Financial Officer shall, upon receipt of reasonable prior notice, provide Seller with such information relating to Revenue as Seller may reasonably request between Interim Reports.  The Preliminary Revenue Report, but not any Interim Reports, shall include financial statements and reports prepared by Buyer certified by Buyer’s Chief Financial Officer supporting such calculation for such period.

(c)          Promptly following receipt by Seller of the Preliminary Revenue Report, Seller may review such report and, within 10 days after the date of such receipt, may deliver to Buyer a certificate setting forth its objections to those items and amounts reflected in the Preliminary Revenue Report, together with a summary of the reasons therefor and calculations which, in its view, are necessary to eliminate such objections.  Any items and amounts not identified and properly objected to by Seller in such certificate of objection shall be deemed to have been agreed to by Seller.  If Seller fails to deliver such certificate of objection within such 10-day period, the Preliminary Revenue Report shall be deemed to have been accepted and agreed to by Seller in the form in which it was delivered by Buyer and shall be final and binding upon the parties, and the determination of the amount of Revenue set forth therein shall be final and binding as the “Healthcare Automation Revenue Report” for purposes of this Agreement.

(d)          If Seller duly delivers a certificate of objection pursuant to Section 2.4(c), Buyer and Seller shall use their reasonable efforts to resolve by written agreement (the “Agreed Adjustments”), no later than 10 days following Buyer’s receipt of such certificate, the disputed items or amounts identified in such certificate.  If Buyer and Seller reach agreement in writing on such disputed items or amounts, the Preliminary Revenue Report as adjusted by the Agreed Adjustments shall be final and binding as the “Healthcare Automation Revenue Report” for purposes of this Agreement.

(e)          If any objections raised by Seller are not resolved by Agreed Adjustments within the 10-day period referred to in Section 2.4(d), then Buyer and Seller shall promptly submit the objections that are then unresolved to the Accounting Firm (as defined in Section 2.3(d)) and the Accounting Firm shall be directed by Buyer and Seller to resolve the unresolved objections (based solely on the presentations by Buyer and by Seller as to whether any disputed items or amounts had been determined in a manner consistent with GAAP and its consideration of only those items or amounts in the Preliminary Revenue Report as to which Seller has objected) as promptly as practicable and to deliver written notice to each of Buyer and Seller setting forth its resolution of the disputed items or amounts.  The Preliminary Revenue Report, after giving effect to any Agreed Adjustments and to the resolution of disputed matters by the Accounting Firm, shall be final and binding as the “Healthcare Automation Revenue Report” for purposes of this Agreement.

(f)           The parties hereto shall make available to Buyer, Seller and, if applicable, the Accounting Firm, such books, records and other information (including work papers) as any of the foregoing may reasonably request to prepare or review the Preliminary Revenue Report, the calculation of the Combined Incremental Revenue Payment or any matters submitted to the Accounting Firm.  With respect to matters submitted to the Accounting Firm under this Section 2.4, the fees and expenses of the Accounting Firm shall be borne by the party (either Buyer or Seller) whose calculation of the Combined Incremental Revenue Payment is further from the calculation of the Combined Incremental Revenue Payment as determined by the Accounting Firm.  If the respective calculations of Buyer and Seller are equally close to the calculation of the Combined Incremental Revenue Payment as determined by the Accounting Firm, then the fees and expenses of the Accounting Firm shall be borne equally, half by Buyer and half by Seller.

(g)          Promptly (but not later than 10 days) after the later to occur of (i) the Healthcare Automation Revenue Report being finalized pursuant to this Section 2.4, and (ii) the Advantage Reimbursement Revenue Report being finalized pursuant to Section 2.4 of the Advantage Reimbursement APA, Buyer shall pay to Seller, by wire transfer of immediately available funds, an amount equal to the product of (A) the Pro Rata Fraction, multiplied by (B) the amount by which (1) the Combined Incremental Revenue Payment, exceeds (2) the Combined Credit Amount, calculated in the manner described below:

(A)	The Combined Incremental Revenue Payment shall be $650,000, if the Combined Revenue is equal to or greater than $6,375,000, but less than or equal to $6,750,000.

(B)	The Combined Incremental Revenue Payment shall be $1,500,000, if the Combined Revenue is greater than $6,750,001.

Any payment required to be made by Buyer to Seller pursuant to this Section 2.4(g) shall be referred to herein as the “Healthcare Automation Incremental Revenue Payment.”  In no event shall the sum of the Healthcare Automation Incremental Revenue Payment and the Advantage Reimbursement Incremental Revenue Payment (as defined in the Advantage Reimbursement APA) exceed $650,000 if the Combined Revenue is equal to or greater than $6,375,000, but less than or equal to $6,750,000, and in no event shall the sum of the Healthcare Automation Incremental Revenue Payment and the Advantage Reimbursement Incremental Revenue Payment exceed $1,500,000 if the Combined Revenue is greater than $6,750,001.

(h)          Until the date that is 10 days after the payment of the Healthcare Automation Incremental Revenue Payment to Seller, if any, Buyer covenants and agrees to maintain separate books and records in order to allow the Buyer and Seller to accurately calculate Revenue and the Healthcare Automation Incremental Revenue Payment.

2.5.            Allocation of Purchase Price.  The Healthcare Automation Purchase Price shall be allocated $25,000 to tangible assets and the remainder to all of the other purchased assets and covenants set forth herein.  The parties agree that the allocations set forth in this Section 2.5 shall be used by them and respected for all purposes including, without limitation, income tax purposes, if in conformance with the rules and regulations of the Internal Revenue Code of 1986, as amended (the “Code”), and that the parties shall follow such allocations for all reporting purposes including, without limitation, Form 8594 to be filed pursuant to the Code.

ARTICLE III

ASSUMPTION OF LIABILITIES

3.1.            Liabilities to be Assumed by Buyer.  At the Closing, Buyer shall assume and agree to perform and discharge when and as due the following liabilities and obligations, and no others (the “Assumed Liabilities”):

(a)           subject to Section 3.3, all liabilities and obligations that arise in connection with the operation of the Business by Buyer after the Closing Date;

(b)          all liabilities and obligations of Seller to be paid or performed after the Closing Date arising in the ordinary course of the Business pursuant to any of the Assumed Contracts, except (i) to the extent such liabilities and obligations, but for a breach or default by Seller, would have been paid, performed or otherwise discharged on or prior to the Closing Date or (ii) to the extent the same arise out of any breach of contract, breach of warranty, tort, infringement or violation of law; and

(c)          All (i) trade payables of Seller, (ii) deferred revenue of Seller and (iii) liabilities associated with Seller “paid time off,” provided that Buyer shall only be required to assume liabilities referenced in clauses (i) – (iii) that were incurred by Seller in the ordinary course of the Business and that are not in excess of the amount of such liabilities traditionally incurred by Seller in Seller’s past operation of the Business.

3.2.            Liabilities of Seller Not Assumed.  Except as specifically provided in Section 3.1 hereof, Buyer shall not assume, or in any way become liable for, any liabilities or obligations of Seller, either of the Shareholders, or the Business of any kind or nature, whether accrued, absolute, contingent or otherwise, or whether due or to become due, or otherwise, whether known or unknown, arising out of events, transactions or facts which shall have occurred, arisen or existed on or prior to the Closing Date, which liabilities and obligations, if ever in existence, shall continue to be liabilities and obligations of Seller or either of the Shareholders, as the case may be.

3.3.            Liabilities Associated with Advantage Reimbursement Performed Contracts.  Notwithstanding Section 3.1, Buyer shall not assume, or in any way become liable for, any liabilities or obligations of Seller, either of the Shareholders, or the Business of any kind or nature, whether accrued, absolute, contingent or otherwise, or whether due or to become due, or otherwise, whether known or unknown, arising out of the Advantage Reimbursement Performed Contracts.  All liabilities and obligations that arise in connection with Advantage Reimbursement Performed Contracts after the Closing Date shall be assumed by Advantage Reimbursement, LLC.

ARTICLE IV

CLOSING

4.1.            Closing Date.  The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at such place as is mutually agreeable to Buyer and Seller, which may include closing via mail, at 10:00 a.m. local time, with a closing date of December 15, 2009, or such other date and time as is mutually agreeable to Buyer and Seller (the “Closing Date”).  The Closing shall be deemed to have become effective as of the close of business on the Closing Date.

4.2.            Payment of Estimated Initial Purchase Price.  At the Closing, Buyer shall pay to Seller the Estimated Initial Purchase Price less the aggregate HAI Unassigned Contract Holdback Amount (as defined in Section 8.4), if applicable, by wire transfer of immediately available funds to a bank account in the United States specified by Seller in writing to Buyer at least two business days prior to the Closing.

4.3.             Buyer’s Additional Deliveries.  At the Closing, Buyer shall deliver to Seller all of the following:

(a)          a certificate of the secretary or an assistant secretary of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Seller, as to: (i) the resolutions of the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby; and (ii) the incumbency and signature of the officer(s) of Buyer executing this Agreement;

(b)          the certificate of Buyer contemplated by Section 9.1, duly executed by an authorized officer of Buyer;

(c)          Employment Agreements in the form attached hereto as Exhibits E-1 and E-2, duly executed by Buyer;

(d)          the (i) Mediware Assignment and Assumption Agreement (as defined in Section 4.4(h)) duly executed by Buyer, and (ii) the Advantage Reimbursement, LLC Assignment and Assumption Agreement (as defined in Section 4.4(h)), duly executed by Advantage Reimbursement, LLC; and

(e)          the Indemnification Agreement (as defined in Section 4.4(k)), duly executed by Buyer and Advantage Reimbursement, LLC.

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4.4.             Seller’s Deliveries.  At the Closing, Seller shall deliver to Buyer or Advantage Reimbursement, LLC, as applicable, all of the following:

(a)          a copy of the Certificate of Incorporation of Seller certified as of a recent date by the Secretary of State of the State of Delaware;

(b)          a certificate of good standing of Seller issued as of a recent date by the Secretary of State of the State of Delaware;

(c)          a certificate of the Chief Executive Officer of Seller, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to: (i) no amendments to the Certificate of Incorporation of Seller since a specified date; (ii) the Bylaws of Seller; (iii) the resolutions of the Shareholders and board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby; and (iv) incumbency and signature of the officer of Seller executing this Agreement;

(d)          the certificates of Seller and each of the Shareholders contemplated by Sections 8.1 and 8.2, duly executed by an authorized officer of Seller and each of the Shareholders, respectively;

(e)           the Bill of Sale, in the form attached hereto as Exhibit A (the “Bill of Sale”) duly executed by Seller;

(f)           the General Assignment, in the form attached hereto as Exhibit B (the “General Assignment”), duly executed by Seller.

(g)         (i) the Assignment and Assumption Agreement, in the form attached hereto as Exhibit C (the “Mediware Assignment and Assumption Agreement”), and (ii) the Assignment and Assumption Agreement, in the form attached hereto as Exhibit D (the “Advantage Reimbursement, LLC Assignment and Assumption Agreement”), each duly executed by Seller;

(h)          all consents, waivers or approvals obtained by Seller with respect to the Purchased Assets, the Advantage Reimbursement Performed Contracts or the consummation of the transactions contemplated by this Agreement;

(i)            Employment Agreements in the forms attached hereto as Exhibit E-1 and E-2, duly executed by the applicable individuals;

(j)            the Indemnification Agreement, in the form attached hereto as Exhibit F (the “Indemnification Agreement”), duly executed by Seller, Advantage Reimbursement, Pereira and Belhumeur.

(k)           certificates of title or origin (or like documents) with respect to any equipment included in the Purchased Assets for which a certificate of title or origin is required in order to transfer title;

(l)           assignments, in recordable form, with respect to each of the Copyrights, Patents, and trademarks included in the Purchased Assets, duly executed by Seller and in form and substance reasonably satisfactory to Buyer;

(m)          evidence, in form and substance reasonably satisfactory to Buyer, of the release of all Liens on the Purchased Assets;

(n)          an opinion of Seller’s legal counsel, dated the Closing Date, in the form of Exhibit G hereto;

(o)          tax clearance certificates from the State of Rhode Island and the Commonwealth of Massachusetts, as applicable, which show that Buyer is not required to withhold any portion of the Healthcare Automation Purchase Price to satisfy any unpaid tax liabilities of Seller;

(p)          such other bills of sale, assignments and other instruments of transfer or conveyance as Buyer or Advantage Reimbursement, LLC may reasonably request or as may be otherwise necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Purchased Assets to Buyer or the assignment of the Advantage Reimbursement Performed Contracts to Advantage Reimbursement, LLC; and

(q)           the Domain Name Transfer Agreement, in the form attached hereto as Exhibit H (the “Domain Agreement”) duly executed by Seller.

4.5.           Further Assurances.  If at any time after the Closing Date, Buyer or Advantage Reimbursement, LLC shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary, desirable or proper to (a) vest, perfect or confirm, of record or otherwise, in Buyer, the title to the Purchased Assets, (b) complete the assignment of the Advantage Reimbursement Performed Contracts to Advantage Reimbursement, LLC or (c) otherwise carry out the purposes of this Agreement, Seller and each of the Shareholders agree that they shall execute and deliver all such deeds, assignments and assurances in law and do all acts reasonably necessary, desirable or proper to vest, perfect and confirm title to such Purchased Assets in Buyer, complete the assignment of the Advantage Reimbursement Performed Contracts to Advantage Reimbursement, LLC and otherwise to carry out the purposes of this Agreement and the transactions contemplated by this Agreement and the expense of the foregoing shall be borne as provided in Section 13.3 hereof.  In addition, from and after the Closing Date, Seller will promptly deliver or cause to be delivered to Buyer or Advantage Reimbursement, LLC, as applicable, all payments received by or on account of Seller to which Buyer or Advantage Reimbursement, LLC is entitled hereunder, and Buyer or Advantage Reimbursement, LLC, as applicable, will promptly deliver or cause to be delivered to Seller all payments received by or on account of Buyer or Advantage Reimbursement, LLC, as applicable, to which Seller is entitled hereunder, in either case within 30 days of receipt by the party not entitled thereto.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER AND THE SHAREHOLDERS

Seller and each of the Shareholders, jointly and severally, represent and warrant to Buyer and Advantage Reimbursement, LLC as follows:

5.1.            Organization of Seller.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to enter into this Agreement and to perform its obligations hereunder.    Seller has full corporate power and authority to own or lease and to operate and use the Purchased Assets and to carry on the Business as now conducted.

5.2.            Authorization, Execution and Enforceability.  This Agreement and each other certificate, agreement, document or instrument to be executed and delivered by Seller or either of the Shareholders in connection with the transactions contemplated by this Agreement (collectively, the “Seller Ancillary Documents”) have been duly executed and delivered by Seller and each of the Shareholders and constitute the valid and legally binding agreements of Seller and each of the Shareholders, as the case may be, enforceable against Seller and each of the Shareholders in accordance with their respective terms.  The execution, delivery and performance of this Agreement and the Seller Ancillary Documents and the consummation of the transactions contemplated by this Agreement and the Seller Ancillary Documents have been duly authorized by all necessary corporate action on the part of Seller.

5.3.            Absence of Restrictions and Conflicts.  Except as disclosed in Schedule 5.3, the execution, delivery and performance of this Agreement and the Seller Ancillary Documents, the consummation of the transactions contemplated by this Agreement and the Seller Ancillary Documents and the fulfillment of and compliance with the terms and conditions of this Agreement and the Seller Ancillary Documents do not, (a) conflict with or result in any breach of any term or provision of the formation documents of Seller, (b) with or without the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default (or give rise to any right of termination, amendment or cancellation) under, result in the loss of any benefit under or permit the acceleration of any obligation under, any Assumed Contract or any of the Advantage Reimbursement Performed Contracts, or result in the creation of any Lien on any of the Purchased Assets pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other obligation to which Seller or either of the Shareholders is a party or by which any of their properties or assets may be bound, or (c) violate any judgment, decree or order of any Governmental Authority (as defined below) to which Seller is a party or by which Seller, either of the Shareholders or any of their respective properties is bound or any statute, law, rule or regulation applicable to Seller or either of the Shareholders.  No consent, approval, order or authorization of, or registration, declaration or filing with, any court, arbitrator, governmental agency or public or regulatory unit, agency, body or authority of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision thereof (each a “Governmental Authority”) with respect to Seller or either of the Shareholders is required in connection with the execution, delivery or performance of this Agreement or the Seller Ancillary Documents by Seller or either of the Shareholders, or the consummation of the transactions contemplated by this Agreement or the Seller Ancillary Documents by Seller or either of the Shareholders.

5.4.            No Interest in Other Entities.  The Purchased Assets do not include, and Seller does not own, any equity interest (by stock ownership, partnership interest, limited liability company interest, joint venture interest or otherwise) in any other corporation, partnership, limited liability company, joint venture, firm, association or business enterprise.

5.5.            Ownership of Assets and Related Matters.

(a)          Real Property.  The Purchased Assets do not include and Seller does not own, any real property.  Schedule 5.5(a) sets forth a list and brief description of each lease or similar agreement (showing the parties thereto, annual rental, expiration date, renewal and purchase options, if any, the improvements thereon, the uses being made thereof, and the location and the legal description of the real property covered by such lease or other agreement) (“Real Property Leases”) under which Seller is lessee of, or holds or operates, any real property owned by any third party (the “Leased Real Property”).  Except as set forth in such Schedule, Seller has the right to quiet enjoyment of all the Leased Real Property for the full term of the lease or similar agreement (and any renewal option related thereto) relating thereto, and the leasehold or other interest of Seller in the Leased Real Property is not subject or subordinate to any Liens.  Neither the whole nor any part of any real property leased, used or occupied by Seller is subject to any pending suit for condemnation or other taking by any Governmental Authority, and, to the knowledge of Seller, no such condemnation or other taking is threatened or contemplated.

(b)          Personal Property Leases.  Schedule 5.5(a) sets forth a correct and complete list of all leases and agreements of Seller granting Seller possession of or rights to personal property (the “Personal Property Leases”).  Seller has heretofore delivered to Buyer correct and complete copies of all the Personal Property Leases.  Except as otherwise noted on Schedule 5.5(a), all of the Personal Property Leases are valid and enforceable in all respects in accordance with their respective terms with respect to Seller and, to the knowledge of Seller, any other party thereto.  Except as otherwise noted in Schedule 5.5(a), there is not, with respect to the Personal Property Leases, any existing default, or event of default, or event which with or without due notice or lapse of time or both would constitute a default or an event of default, on the part of Seller or, to the knowledge of Seller, any other party thereto.  Seller has peaceful and undisturbed physical possession of all equipment and other assets that are covered by the Personal Property Leases.

(c)          No Third Party Options.  There are no existing agreements, options, commitments or rights with, of or to any Person (other than Buyer pursuant to this Agreement) to acquire any assets, properties or rights included in the Purchased Assets or the Advantage Reimbursement Performed Contracts, or any interest therein.

(d)          Ownership; Sufficiency of Assets.  Seller has, and will transfer to Buyer on the Closing Date, good and valid, legal and beneficial title to the Purchased Assets, free and clear of all mortgages, liens, pledges, security interests, charges, easements, leases, subleases, licenses and other occupancy arrangements, covenants, rights of way, options, claims, restrictions, or encumbrances of any kind other than the Assumed Liabilities (collectively, “Liens”).  Seller will transfer to Advantage Reimbursement, LLC on the Closing Date,  all right, title and interest (either Seller or Advantage Reimbursement, Inc. has good and valid, legal and beneficial title) to the Advantage Reimbursement Performed Contracts, free and clear of all Liens.  The Purchased Assets constitute all the assets and properties used by Seller, and necessary to permit Buyer to conduct the operations of the Business in accordance with the past practices of Seller.

(e)          Accounts Receivable.  Seller has delivered to Buyer a schedule of Seller’s accounts receivable as of October 31, 2009(the “Receivables”) showing the amount of each receivable and an aging of amounts due thereunder, which schedule is true and complete as of that date.  Except as set forth in Schedule 5.5(e), to the knowledge of Seller, the debtors to which the Receivables relate are not in or subject to a bankruptcy or insolvency proceeding, and none of the Receivables have been made subject to an assignment for the benefit of creditors.  All of the Receivables (i) arose from bona fide transactions in the ordinary course of business, (ii) have been executed on terms consistent with Seller’s past practice and (iii) are valid, existing and collectible within 90 days without resort to legal proceedings or collection agencies, (iv) represent monies due for services rendered in the ordinary course of business and (v) are not subject to any refunds or , except as set forth in Schedule 5.5(e),  adjustments or any defenses, rights of set-off, assignment, restrictions, security interests or other encumbrances.  Except as set forth in Schedule 5.5(e), all of the Receivables are current, and there are no disputes regarding the collectibility of any such Receivables.  None of the Receivables have been factored, pledged, turned over for collection or assigned to any Person.

(f)           Condition of Tangible Assets.  Except as set forth on Schedule 5.5(f), the Tangible Assets included in the Purchased Assets are in good operating condition (which is sufficient for the Business to continue to operate as it has operated prior to the Closing Date), ordinary wear and tear excepted.  The quantity of all such equipment and tangible property included in the Purchased Assets are reasonable and customary for the Business.

5.6.             Financial Statements; Undisclosed Liabilities.  Schedule 5.6 contains (i) the unaudited balance sheet of Seller as of December 31, 2008 (the “Balance Sheet Date”) and the related statement of income for the year then ended, and (ii) the unaudited balance sheet of Seller as of October 31, 2009 (the “Interim Balance Sheet”) and the related year-to-date statement of income, in each case together with the appropriate notes, if any, to such financial statements.  Except as set forth therein or in the notes thereto, such balance sheets and statements of income (collectively, the “Financial Statements”) have been consistently with the past practices of Seller, and such balance sheets and related statements of income present fairly the financial position and results of operations of the Seller as of their respective dates and for the respective periods covered thereby.  Seller does not have any liabilities or obligations (direct or indirect, contingent or absolute, matured or unmatured) of any nature whatsoever, whether arising out of contract, tort, statute or otherwise, which are not (A) reflected, reserved against or given effect to in the Interim Balance Sheet or (B) set forth in Schedule 5.6.

5.7.            Operations Since Balance Sheet Date.  Except as set forth in Schedule 5.7, since the Balance Sheet Date, Seller has conducted the Business only in the ordinary course and in conformity with past practice and there has been (i) no damage, destruction, loss or claim, whether or not covered by insurance, or condemnation or other taking adversely affecting any of the Purchased Assets or the Advantage Reimbursement Performed Contracts; and (ii) no material adverse effect on the financial condition, operations, or results of operations of the Business, taken as a whole.

5.8.            Legal Proceedings.  Except as set forth in Schedule 5.8, there are no suits, actions, claims, proceedings or investigations (collectively, “Proceedings”) pending or, to the knowledge of Seller, threatened against, relating to or involving Seller, the Business, or any of Seller’s officers or directors (acting in their capacity as such) before any Governmental Authority nor, to the knowledge of Seller, is there any basis for any such Proceeding.  There is no judgment, decree, injunction, citation, settlement agreement, rule or order of any Governmental Authority outstanding against Seller.

5.9.            Licenses, Permits and Compliance with Law.  Schedule 5.9 is a true and complete list of all notifications, licenses, permits (including environmental, construction and operation permits), franchises, certificates, approvals, exemptions, classifications, registrations and other similar documents and authorizations, and applications therefor issued by, or submitted by Seller to, any Governmental Authority (collectively, the “Permits”) relating to the conduct of the Business.  Seller owns or possesses all of the Permits necessary to carry on the Business as currently conducted and as presently proposed to be conducted, each of which is reflected on Schedule 5.9.  Except as set forth in Schedule 5.9, each of the Permits is valid, subsisting and in full force and effect and may be assigned and transferred to Buyer in accordance with this Agreement and will continue in full force and effect thereafter, in each case without (x) the occurrence of any breach, default or forfeiture of rights thereunder, or (y) the consent, approval, or act of, or the making of any filing with, any Governmental Authority.  The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby will not adversely affect any Permit.  Seller has taken all necessary action to maintain each Permit.  No loss or expiration of any Permit is threatened, pending, or reasonably foreseeable (other than expiration upon the end of any term).  Except as set forth in Schedule 5.9, Seller is (and has been at all times during the past five years) in compliance with all applicable laws (including all laws and regulations under Title XVIII of the Social Security Act (Medicare) (“Medicare”), Title XIX of the Social Security Act (Medicaid) (“Medicaid”) and Title XXI of the Social Security Act (The State Children’s Health Insurance Program), and all applicable laws relating to privacy, zoning, environmental matters and the safety and health of employees), ordinances, regulations and orders of all Governmental Authorities.  Neither Seller, nor any of officers, employees or other contracted staff (collectively referred to in this paragraph as “employees”) has been or is about to be excluded from participation in any Federal Health Care Program (as defined herein). The listing of Seller or any of its employees on (a) the United States Department of Health and Human Services Office of Inspector General’s List of Excluded Individuals/Entities, (b) the United States General Services Administration’s Lists of Parties Excluded From USA Federal Procurement & Nonprocurement Programs, (c) any state Medicaid exclusion list, or (d) the Office of Foreign Assets Control’s Specially Designated Nationals and Blocked Persons list, shall constitute “exclusion” for purposes of this paragraph.  For the purpose of this paragraph, the term "Federal Health Care Program" means the Medicare program, the Medicaid program, TRICARE, any health care program of the Department of Veterans Affairs, the Maternal and Child Health Services Block Grant program, any state social services block grant program, any state children’s health insurance program, or any similar program.

5.10.          Assumed Contracts.  Schedule 5.10(a) sets forth, as of the Closing Date, (a) a complete and correct list, organized by type of agreement, of all contracts (including Real Property Leases and Personal Property Leases) to which Seller is a party and which are currently in effect, other than the Advantage Reimbursement Performed Contracts (the “Assumed Contracts”), and (b) a complete and correct list of all consents or notices required to be obtained or given under the contracts listed on Schedule 5.10(a) in connection with this Agreement.  Schedule 5.10(b) sets forth, as of the Closing Date, all the Advantage Reimbursement Performed Contracts, and (b) a complete and correct list of all consents or notices required to be obtained or given under the contracts listed on Schedule 5.10(b) in connection with this Agreement.  Complete and correct copies of all Assumed Contracts have been delivered to Buyer.  Complete and correct copies of all Advantage Reimbursement Performed Contracts have been delivered to Advantage Reimbursement, LLC.   The Assumed Contracts and the Advantage Reimbursement Performed Contracts and are in full force and effect and are valid and enforceable in accordance with their respective terms with respect to Seller and, to the knowledge of Seller, each other party thereto.  Except as set forth in Schedule 5.10, there is not, with respect to the Assumed Contracts or the Advantage Reimbursement Performed Contracts, any existing default, or event of default, or event which with or without due notice or lapse of time or both would constitute a default or event of default, on the part of Seller or, to the knowledge of Seller, any other party thereto.

5.11.          Taxes.  Seller has filed when due or within proper extensions of time all federal, state, and local tax returns and reports required to be filed by Seller or with respect to the Business, and Seller has paid when due or within proper extensions of time all federal, state and local taxes due with respect to the income, employment, sales, operations, or properties of Seller.

5.12.           Employees.  Schedule 5.12 contains a true and complete list of all of Seller Personnel (as defined in Section 5.13(a)) as of the date hereof who have performed services attributable to the Business, specifying their annual salary, hourly wages, scheduled hours to work per week, position, status, length of service, location of employment, consulting or other independent contractor fees and the allocation of amounts paid and other benefits provided to each of them, respectively, together with an appropriate notation next to the name of any such employee on such list who is subject to any written employment agreement or any other written term sheet or other document describing the terms and/or conditions of employment of such employee or of the rendering of services by such independent contractor.  Seller has received no claim from any Governmental Authority to the effect that it has improperly classified as an independent contractor any Person named on Schedule 5.12.  Seller has made no verbal commitments to any such officers, employees or former employees, consultants or independent contractors with respect to compensation, promotion, retention, termination, severance or similar matters in connection with the transactions contemplated by this Agreement or otherwise.  Except as indicated on Schedule 5.12, all employees of Seller are actively at work on the date hereof.

5.13.          Employee Benefit Plans.  Except as set forth in Schedule 5.13:

(a)         There are no deferred compensation, incentive compensation, equity compensation plans, “welfare” plans, funds or programs (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), “pension” plans, funds or programs (within the meaning of Section 3(2) of ERISA), other employee benefit plans, funds, programs, agreements or arrangements, in any case, that are sponsored, maintained or contributed to or required to be contributed to by Seller or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), that together with Seller would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA, or to which Seller or an ERISA Affiliate is party, whether written or oral, for the benefit of any employee (whether full-time, part-time or otherwise) or former employee of Seller (individually, a “Benefit Plan,” and collectively, the “Benefit Plans”) that would in any way require or bind Buyer to make any payments to any employee or contractor, or former employee or contractor, of Seller (collectively, “Seller Personnel”) in connection with Buyer’s hiring of or engaging any such Seller Personnel under any circumstances.

(b)          There are no employment, termination, retention, change in control or severance agreements to which Seller or an ERISA Affiliate is a party, whether written or oral, for the benefit of any employee or former employee of Seller (“Employment Contracts”) that would in any way require or bind Buyer to make any payments to any Seller Personnel in connection with Buyer’s hiring of or engaging any such Seller Personnel under any circumstances.

(c)          No liability under Title IV or Section 302 of ERISA has been incurred by Seller or an ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a risk to Buyer or any ERISA Affiliate of incurring any such liability that would in any way require or bind Buyer to make any payments to any Seller Personnel in connection with Buyer’s hiring of or engaging any such Seller Personnel under any circumstances.

(d)          No Benefit Plan is a “multiemployer pension plan,” as defined in Section 3(37) of ERISA, nor is any Benefit Plan a plan described in Section 4063(a) of ERISA that would in any way require or bind Buyer to make any payments to any Seller Personnel in connection with Buyer’s hiring of or engaging any such Seller Personnel under any circumstances.

(e)          The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of Seller to severance pay, unemployment compensation or any other payment, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

(f)          There are no Benefit Plans or Employment Contracts that provide medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of Seller for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits under any “pension plan,” or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

5.14.          Labor Relations.  Except as set forth in Schedule 5.14:

(a)          Seller has engaged in no unfair labor practice within the meaning of the National Labor Relations Act or state law equivalent, and there exists no pending or, to the knowledge of Seller, threatened unfair labor practice charges or race, color, religion, sex, national origin, age or disability discrimination charges against Seller before any board, department, commission or agency;

(b)          there are no existing or, to the knowledge of Seller, threatened (i) labor strikes, (ii) grievances, (iii) representation questions respecting any employees of Seller, or (iv) arbitration procedures arising out of or under any union contract covering employees of Seller; and

(c)           Seller is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Seller.

5.15.          Insurance.  Schedule 5.15 sets forth a correct and complete list of current insurance policies and coverages carried by or for the benefit of Seller.  All such policies are in full force and effect and all premiums due and payable in respect thereof have been paid.  Since the respective dates of such policies, no notice of cancellation or non-renewal with respect to any such policy has been received by Seller.  Schedule 5.15 sets forth a list of all pending claims with respect to all such policies.

5.16.          Intellectual Property.

(a)           Definition of Intellectual Property.  The term “Intellectual Property” means:

(i)               all business names, trade names, registered and unregistered trademarks (including common law marks), trade dress, service marks, and Internet domain names, URLs, and IP addresses (including all goodwill therein, and all U.S. federal, state and foreign registrations with respect to any of the foregoing, and applications for registration of any of the foregoing) (collectively, “Marks”);

(ii)               all patents (including all reissues, divisions, continuations, continuations in part, and extensions thereof), design rights, patent applications, and file histories (collectively, “Patents”);

(iii)              all copyrights, whether or not registered, in both published and unpublished works (including all U.S. and foreign registrations and applications for registration of the foregoing) and moral rights thereof (collectively, “Copyrights”);

(iv)             all software (in all forms and in all media) of any computing device, including (A) any and all software implementations of algorithms, models and methodologies, (B) software under development, (C) software that has been sunset or no longer being supported or enhanced, (D) the computer software supporting any Internet site(s), (E) software used to develop other software or internet sites, and (F) software for internal operations (collectively, “Software”);

(v)               all data, compilations of data and databases (in all forms and in all media), and all database rights therein (collectively, “Data Rights”);

(vi)             all descriptions, flow-charts, work product, programmers’ notes, schematics, specifications, project plans, listing, scripts, software tools, release notes, logic diagrams, pseudocode, project reports, lists of third party software, assembly, linking and compilation instructions, end user documentation, IT personnel documentation, training materials, manuals, system documentation and similar information suitable and sufficient to enable a person possessing reasonable skill and expertise in computer software and information technology to design, plan, organize, develop, install, build, load, operate, support, maintain, modify, improve, correct errors to, enhance, and distribute the Software and any databases containing Data (as defined in Section 5.16(n)) (collectively, “Documentation”); and

(vii)            all other know-how, Trade Secrets (as defined in Section 10.1), Confidential Information (as defined in Section 10.1), customer lists, technical documentation, technical information, data, technology, research records, inventions, plans, ideas, drawings, schematics, compilations, devices, formulas, designs, discoveries, prototypes, methods, techniques, processes, procedures, programs, or codes, whether tangible or intangible.

(b)          Ownership and Use of Intellectual Property.  Seller owns, or has the right to use pursuant to licenses, sublicenses, agreements, or permissions, all Intellectual Property used by the Business currently and as presently proposed to be conducted.  The consummation of the transactions provided for under this Agreement will not result in the loss or impairment of any such Intellectual Property.  Each item of Intellectual Property used by the Business will be owned or available for use by Buyer on identical terms and conditions immediately subsequent to the Closing Date.  Seller has taken all necessary and desirable actions to maintain and protect each item of Intellectual Property used by the Business, including the making of all filings and recordations with respect to such Intellectual Property as required in order to maintain and protect its interests in such Intellectual Property.

(c)          Infringement of Third Party Intellectual Property Rights.  Seller has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties.  Seller has not received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Seller must license or refrain from using any Intellectual Property rights of any third party).  Buyer will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of the Business as conducted on the Closing Date and as presently proposed to be conducted.

(d)          Infringement of Seller Intellectual Property Rights.  To the Seller’s knowledge, no third party (including any present or former employee, consultant, or shareholder) has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of Seller.

(e)          Owned Intellectual Property.  Schedule 5.16(e) lists each Mark, Patent and Copyright owned by Seller with respect to any of its Intellectual Property used by the Business.  Seller has delivered to Buyer correct and complete copies of all registrations or applications for such Marks, Patents and Copyrights (as amended to date) and has made available to Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item.  Schedule 5.16(e) also identifies all Software owned by Seller (whether or not the Copyright therein has been registered).  With respect to each item of Intellectual Property required to be identified in Schedule 5.16(e):

(i)                Seller possesses all right, title, and interest in and to the item, free and clear of any and all Liens.

(ii)               The item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge.

(iii)              No action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or threatened which challenges the legality, validity, enforceability, use, or ownership of the item.

(iv)             Seller is under no obligation to grant any right, license or permission to use, or with respect to, any of the Intellectual Property other than as set forth on Schedule 5.16(k).

(v)              No (A) government funding; (B) facilities of a university, college, other educational institution or research center; or (C) funding from any Person (other than funds received in consideration for Seller’s capital stock or ownership interests or from Customers (as defined in Section 5.19)) was used in the development of the item.  To Seller’s knowledge, no current or former employee, consultant or independent contractor of Seller, who was involved in, or who contributed to, the creation or development of the item, has performed services for the government, university, college or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for Seller.

(f)           Patents.  With respect to the Patents required to be disclosed on Schedule 5.16(e):

(i)               Each issued Patent is in compliance with all applicable requirements (including the payment of filing, examination and maintenance fees and proofs of working or use), and, except with respect to each application for a Patent that has not yet been issued, is valid, subsisting, enforceable and in full force and effect.

(ii)               No Patent has been or is now involved in any interference, reissue, reexamination or opposition proceeding, there is no potentially interfering patent or patent application of any third party; there are no inventorship disputes with respect to the Patents concerning any named or unnamed inventors; and the validity and scope of the rights under the Patents and Seller’s rights and title thereto or rights therein have not been questioned in any prior litigation, are not being questioned in any pending litigation, and are not the subject of any threatened or proposed litigation (and Seller has not received notice of any such threatened or proposed litigation).

(g)           Marks.  With respect to the Marks required to be disclosed on Schedule 5.16(e):

(i)               All Marks that have been registered with the United States Patent and Trademark Office are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid, subsisting and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within one year after the date hereof.

(ii)              No Mark has been or is now involved in any opposition, invalidation, or cancellation proceeding and no such action or proceeding is threatened with respect to any of the Marks.

(iii)             All materials displaying the Marks bear the proper federal registration notice where permitted or required by law.

(h)          Copyrights.  With respect to the Copyrights required to be disclosed in Schedule 5.16(e), Seller is in compliance with all legal requirements applicable to all registrations of the Copyrights, and all such registrations of the Copyrights are valid, subsisting and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within one year after the date hereof.  All works have been marked with appropriate copyright notices.

(i)           Software.  All Software owned, used or licensed by Seller performs in accordance with its specifications in all material respects.  Such Software operates without material malfunctions or design failures and does not fail to provide the appropriate results when used; provided that Seller does not represent that the Software is error free or operates without defects..  With respect to the Software required to be identified on Schedule 5.16(e):

(i)                Such Software was either (A) developed by employees of Seller within the scope of their employment or (B) developed by independent contractors or consultants who have assigned all of their rights in and to the Software to Seller pursuant to written agreements.

(ii)               Seller does not have any obligation to provide maintenance or support services with respect to any such Software to any third party (except with respect to those listed in Schedule 5.10).

(iii)             Except as identified in Schedule 5.16(i)(iii), Seller has not entered into any source code escrow or similar arrangement under which a third party does, or could in the future upon the occurrence of certain events, have the right to obtain the source code for any such Software.

(iv)             The Documentation and source code for such Software has been developed and is as  accurate in all material respects.  The source code and Documentation relating to such Software (A) has at all times been maintained in strict confidence, (B) has been disclosed only to employees who have a need to know in connection with the performance of their duties to Seller, and who have executed appropriate nondisclosure agreements as contemplated in Section 5.16(j)(ii) hereof, and (C) has not been disclosed to any third party not under an obligation to maintain the confidential nature of such information.

(j)            Trade Secrets.

(i)               Seller has taken all reasonable precautions to protect the secrecy, confidentiality, and value of its Trade Secrets.

(ii)              Seller has obtained or entered into written agreements with its respective Seller Personnel and with third parties in connection with the disclosure to, or use or appropriation by, Seller Personnel and third parties, of Trade Secrets owned by Seller, restricting the use, disclosure or appropriation of such Trade Secrets, and Seller does not know of any situation involving such Seller Personnel or third party use, disclosure or appropriation of any such Trade Secrets in which the lack of such written agreement is likely to adversely affect the right of Seller to protect the Trade Secret from unauthorized use or disclosure under applicable law.  True, correct and complete copies of such agreements have been delivered to Buyer.

(k)          Licenses of Intellectual Property by Seller.  Schedule 5.16(k) identifies and includes a brief summary of each license, agreement, or other permission that Seller has granted to any third party other than customers with respect to any of its Intellectual Property.  Seller has delivered to Buyer a true, correct and complete copy of each such license, agreement, or permission (as amended to date).  With respect to each license, agreement, or permission required to be identified in Schedule 5.16(k):

(i)               The license, sublicense, agreement, or permission is legal, valid, binding, enforceable, and in full force and effect against the Seller and each other party thereto.

(ii)              The license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement.

(iii)             No party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time or both would constitute a breach or default or permit termination, modification, or acceleration under the license, sublicense, agreement, or permission.

(iv)             No party to the license, sublicense, agreement, or permission has repudiated any provision thereof.

(l)           Licenses of Intellectual Property to Seller.  Schedule 5.16(l) lists each item of Intellectual Property that any third party owns and that Seller uses pursuant to licenses, sublicenses, agreements, or permissions (other than commercially available Intellectual Property licensed via a “click-wrap” or “shrink-wrap” license).  Seller has delivered to Buyer true, correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date).  Schedule 5.16(l) includes a summary of any license fee, royalty or other payment obligations of Seller under the applicable license, sublicense, agreement, or permission.  With respect to each item of Intellectual Property required to be identified in Schedule 5.16(l):

(i)                The license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect.

(ii)               The license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement.

(iii)             No party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time or both would constitute a breach or default or permit termination, modification, or acceleration under the license, sublicense, agreement, or permission.

(iv)             No party to the license, sublicense, agreement, or permission has repudiated any provision thereof.

(v)              With respect to each sublicense, to the knowledge of Seller, the representations and warranties set forth in Section 5.16(k)(i) through (iv) are true and correct with respect to the underlying license.

(vi)             To the knowledge of Seller, the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge.

(vii)            To the knowledge of Seller, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or threatened that challenges the legality, validity, or enforceability of the underlying item of Intellectual Property.

(viii)           Seller has granted no sublicense or similar right with respect to the license, sublicense, agreement, or permission.

(m)         Royalties and other Payment Obligations.  Seller is not obligated to make any payments by way of any royalties, fees or otherwise to any owner, licensor or other claimant to any intellectual property rights for the ownership, transfer or use thereof other than as expressly required under any license, sublicense, agreement, or permission disclosed on Schedule 5.16(l).

(n)          Data.  The Data Rights and information used by Seller in providing products or services, in keeping track of the financial and business relationships between Seller and Customers and in managing the business of the Business (collectively, the “Data”) (i) does not violate the privacy rights of any Person, (ii) does not infringe upon, misappropriate, conflict with or violate the Intellectual Property rights of any Person, (iii) was collected and acquired in accordance with all applicable laws and agreements, and (iv) when used by Seller, in the manner in which the Data was used prior to the date hereof, does not violate any applicable law or agreement.  Seller has taken all commercially reasonable steps to maintain the confidentiality and proprietary nature of the Data.

(o)          Agreements with Employees.  All former and current employees of Seller who have worked in or provided any services to the Business have executed written agreements assigning to Seller all rights to any inventions, improvements, works of authorship, discoveries, inventions, or information of Seller.  True, correct and complete copies of such agreements have been delivered to Buyer.  No employee of Seller who has worked in or provided any services to the Business has entered into any agreement that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign or disclose information concerning his work to anyone other than Seller.

5.17.           Code Quality.

(a)          Software.  Except as set forth on Schedule 5.17(a) (such Schedule to set forth (i) the name of each such Software, (ii) how such Software is or was used by Seller, (iii) whether such Software has been modified by or on behalf of Seller, (iv) whether such Software has been delivered by Seller to third parties and, if so, the identity of such third parties, (v) where such Software was obtained, and (vi) a copy or true and correct reference to the license under which such Software is licensed to Seller), none of the Software marketed by Seller contains, comprises, incorporates, or combines, and is not derived from or based on, any Open Source Software.  Seller is in compliance with all of the terms and conditions of each license under which the Open Source Software is distributed and/or licensed.  For the purposes of this Agreement, “Open Source Software” means (1) any Software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g. Linux) or similar licensing or distribution models; and/or (2) any Software that requires as a condition of use, modification and/or distribution that such Software or other Software incorporated into, derived from or distributed with such Software, or into which such Software has been incorporated: (A) be disclosed or distributed in source code form; (B) be licensed for the purpose of making derivative works; or (C) be redistributable at no charge.  Open Source Software includes Software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: GNU's General Public License (GPL), GNU's Lesser/Library General Public License (LGPL), the Artistic License (e.g., PERL), the Berkeley license (BSD), the Mozilla Public License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Source License (SISL), and the Apache Software license.

(b)          Disabling Devices.  The Software owned by Seller, and, to the knowledge of Seller, the Software described in Sections 5.16(k) and 5.16(l) (other than Software owned by Seller), does not contain any virus, Trojan horse, worm, time bomb, drop dead device, or other software routines (collectively, “Virus”) designed (i) to permit unauthorized access by third parties, Seller or Buyer, or (ii) to disable, delete, repossess, modify, damage, erase, or otherwise interfere with or adversely affect the use and operation of such Software and/or any data, hardware or other Software.  Prior to each delivery of each version, revision, release, bug fix or other modification of Software to its Customers, Seller has used industry standard measures to determine if such Software contains any Viruses.

(c)          Building the Software.  Seller possesses and has separately stored the source code and Documentation of each and every version and release of the Software currently licensed to or used by Customers sufficient to allow each such version and release to be assembled, linked and compiled into the actual machine readable version and release used by each such Customer.

5.18.           Transactions with Affiliates.  Except as set forth on Schedule 5.18 or as expressly contemplated by this Agreement, no officer, director or shareholder of Seller, or any Person with whom any such officer, director or shareholder has any direct or indirect relation by blood, marriage, or adoption, or any entity in which any such Person owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange and less than 5% of the stock of which is beneficially owned by all such Persons in the aggregate) or any Affiliate of any of the foregoing, or any current or former Affiliate of Seller has any interest in any contract, arrangement, or understanding with, or relating to, the Business, the Purchased Assets, the Advantage Reimbursement Performed Contracts or the Assumed Liabilities.  For purposes of this Agreement, “Affiliate” of any specified Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person.  For purposes of this definition, “Control,” “Controlling,” and “Controlled,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.  In addition, for purposes of this definition, “Person” means any individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, Governmental Authority or similar entity.

5.19.          Customer Relations.  Schedule 5.19 contains a complete and accurate list, as of the date hereof, of the names and addresses of all of the current customers of the Business (collectively, the “Customers”).  Seller maintains good relations with each of its Customers, and, to the knowledge of Seller, no event other than as listed in Schedule 5.19 has occurred that would constitute a default, or event of default, or event which with or without due notice or lapse of time or both would constitute a default or event of default or would materially and adversely affect Seller’s relations with any such Customer.  Except as set forth in Schedule 5.19, no Customer during the last 12 months has asserted a default, canceled, terminated or made any threat to assert a default, cancel or otherwise terminate its contract or, in the case of Customers, to decrease its usage of Seller’s services or products.  Seller has received no notice and has no knowledge to the effect that any current Customer may terminate or materially alter its business relations with Seller, as a result of the past actions or inactions by Seller, as a result of the transactions contemplated by this Agreement or otherwise.

5.20.          Nondisclosed Payments; Ethical Practices.  Neither Seller nor the officers, directors, employees or shareholders of Seller has made or received any payments not correctly categorized and fully disclosed in Seller’s books and records in connection with or in any way relating to or affecting Seller or the Business.  Neither Seller nor any representative thereof has offered or given, and Seller has no knowledge of any Person that has offered or given on its behalf, anything of value to:  (i) any official of a Governmental Authority, any political party or official thereof, or any candidate for political office; (ii) any Customer or member of any Governmental Authority; or (iii) any other Person, in any such case while knowing or having reason to know that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any Customer, member of any Governmental Authority or candidate for political office for the purpose of the following: (x) influencing any action or decision of such Person, in such Person’s official capacity, including a decision to fail to perform such Person’s official function; (y) inducing such Person to use such Person’s influence with any Governmental Authority or instrumentality thereof to affect or influence any act or decision of such Governmental Authority or instrumentality to assist Seller in obtaining or retaining business for, or with, or directing business to, any Person; or (z) where such payment would constitute a bribe, kickback or illegal or improper payment to assist Seller in obtaining or retaining business for, or with, or directing business to, any Person.

5.21.          Brokers, Finders and Investment Bankers.  Neither Seller nor either of the Shareholders has employed any broker, finder, investment banker or other intermediary or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees, finders’ fees or other similar fees in connection with the transactions contemplated herein.

5.22.          Disclosure.  No representation, warranty or covenant made by Seller or either of the Shareholders in this Agreement (including the schedules hereto) contains an untrue statement of a material fact or omits to state a material fact required to be stated herein or necessary to make the statements contained herein, in light of the circumstances in which they were made, not misleading.

For purposes of this Agreement, “knowledge of Seller,” “Seller’s knowledge” and any similar terms mean the actual knowledge, after reasonable inquiry, of Belhumeur, Pereira, Jennifer Keiser or Jeanne Lugli.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

6.1.            Organization, Power and Good Standing.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, and has all requisite power and authority  to own or hold under lease its properties and assets and to carry on its business as now conducted.

6.2.            Authority.  Authorization, Execution and Enforceability.  This Agreement and each other certificate, agreement, document or instrument to be executed and delivered by Buyer in connection with the transactions contemplated by this Agreement (collectively, the “Buyer Ancillary Documents”) have been duly executed and delivered by Buyer and constitute the valid and legally binding agreements of Buyer enforceable against Buyer in accordance with their respective terms.  The execution, delivery and performance of this Agreement and the Buyer Ancillary Documents and the consummation of the transactions contemplated by this Agreement and the Buyer Ancillary Documents have been duly authorized by all necessary corporate action on the part of Buyer.

6.3.            No Violation.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (a) will constitute a violation of, or be in conflict with, or result in a cancellation of, or constitute a default under, or create (or cause the acceleration of the maturity of) any debt, obligation or liability affecting, or result in the creation or imposition of any security interest, lien, or other encumbrance upon, any of the assets owned or used by Buyer under:  (i) any term or provision of the Certificate of Incorporation or By-Laws (or other organic document) of Buyer; (ii) any judgment, decree, order, regulation or rule of any court or Governmental Authority applicable to Buyer; (iii) any statute or law applicable to Buyer; or (iv) any contract, agreement, indenture, lease or other commitment to which Buyer is a party or by which Buyer is bound; or (b) will cause any material change in the rights or obligations of any party under any such contract, agreement, indenture, lease or commitment.  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority with respect to Buyer is required in connection with the execution, delivery or performance of this Agreement or the Buyer Ancillary Documents by Buyer, or the consummation of the transactions contemplated by this Agreement or the Buyer Ancillary Documents by Buyer.

6.4.            Disclosure.  No representation or warranty of Buyer made hereunder or in any certificate, statement or other document delivered by or on behalf of Buyer hereunder contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

6.5.            Brokers, Finders and Investment Bankers.  Buyer has not employed any broker, finder, investment banker or other intermediary or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees, finders’ fees or other similar fees in connection with the transactions contemplated herein.

ARTICLE VII

ACTION PRIOR TO THE CLOSING DATE

The respective parties hereto covenant and agree to take the following actions between the date hereof and the Closing Date:

7.1.            Access to Information.  Seller shall afford the officers, employees and authorized representatives of Buyer and Advantage Reimbursement, LLC (including independent public accountants and attorneys) reasonable access during normal business hours to the offices, properties, employees and business and financial records (including computer files, retrieval programs and similar documentation) and shall furnish to Buyer or Advantage Reimbursement, LLC or their respective authorized representatives such additional information concerning the Purchased Assets, the Advantage Reimbursement Performed Contracts, the Business and the operations of Seller as shall be reasonably requested, including all such information as shall be necessary to enable Buyer, Advantage Reimbursement, LLC or their respective representatives to verify the accuracy of the representations and warranties contained in this Agreement, to verify that the covenants of Seller contained in this Agreement have been complied with and to determine whether the conditions set forth in Article VIII have been satisfied.  Buyer agrees that such investigation shall be conducted in such a manner as not to interfere unreasonably with the operations of Seller.  No investigation made by Buyer or Advantage Reimbursement, LLC or their respective representatives hereunder shall affect the representations and warranties of Seller and either of the Shareholders.

7.2.            Preserve Accuracy of Representations and Warranties; Notification of Certain Matters.

(a)          Each party hereto shall refrain from taking or omitting to take any action which would render any representation or warranty contained in Article V or VI inaccurate as of the Closing Date.  Each party shall promptly notify the other of any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement.

(b)          Seller will notify Buyer of (i) any material adverse change in the condition of the Purchased Assets, the Advantage Reimbursement Performed Contracts or the Business, (ii) any lawsuit, claim, proceeding or investigation that is threatened, brought, asserted or commenced against Seller, (iii) any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the transactions contemplated by this Agreement, and (iv) any material default under any Assumed Contract or event which, with notice or lapse of time or both, would become such a default on or prior to the Closing Date and of which Seller has knowledge.

7.3.            Consents of Third Parties.  Seller will act diligently and reasonably in attempting to obtain, before the Closing Date, the consent, approval or waiver, in form and substance reasonably satisfactory to Buyer, from any party to any Assumed Contract or Advantage Reimbursement Performed Contract required to be obtained to assign or transfer any such Agreements to Buyer or Advantage Reimbursement, LLC or to otherwise satisfy the condition set forth in Section 8.4.  In connection with the foregoing, Seller shall deliver to each party to any Assumed Contract or Advantage Reimbursement Performed Contract, within one business day following the date hereof, a notice of assignment sufficient to effect the assignment of the Assumed Contract to Buyer or the Advantage Reimbursement Performed Contract to Advantage Reimbursement, LLC following the expiration of any applicable notice period.  None of Seller, Buyer or Advantage Reimbursement, LLC shall have any obligation to offer or pay any consideration in order to obtain any such consents or approvals.  Seller shall not make any agreement or understanding affecting the Purchased Assets, the Advantage Reimbursement Performed Contracts or the Business as a condition for obtaining any such consents or waivers except with the prior written consent of Buyer.  During the period prior to the Closing Date, Buyer shall act diligently and reasonably to cooperate with Seller in attempting to obtain the consents, approvals and waivers contemplated by this Section 7.3.

7.4.            Operations Prior to the Closing Date.  Seller shall operate and carry on the Business only in the ordinary course and substantially as presently operated.  Consistent with the foregoing, Seller shall keep and maintain the Purchased Assets in good operating condition and repair and shall use its best efforts consistent with good business practice to maintain the business organization of Seller intact and to preserve the goodwill of the suppliers, contractors, licensors, employees, customers, distributors and others having business relations with Seller.  In connection therewith, Seller shall not attempt to persuade any employee or agent of Seller to terminate his or her relationship with Seller or not to commence employment with Buyer after the Closing.  Seller shall incur (i) trade payables, (ii) deferred revenue and (iii) liabilities associated with Seller “paid time off”, only in the ordinary course of the Business and only in amounts that are not in excess of the amount of such liabilities traditionally incurred by Seller in Seller’s past operation of the Business.

7.5.            Non-Solicitation.  During the period commencing on the date hereof and continuing until the termination of this Agreement, neither the Seller nor either of the Shareholders will provide or permit their respective representatives (a) to provide any information with respect to Seller or the Business to any Person who has identified itself as a prospective purchaser of Seller or a prospective purchaser or licensor of any of Seller’s assets (other than in the conduct of Seller’s Business in the ordinary course); (b) to solicit or discuss any transaction relating to any sale, license (other than in the ordinary conduct of Seller’s Business in the ordinary course) or change in control of any of the capital stock, Business or assets of Seller, any merger of Seller with or into any other entity, any corporate reorganization relating to any or all of Seller or its assets or indebtedness or any other significant corporate transaction involving Seller.  Seller and each of the Shareholders each further agree to notify Buyer promptly if any third party makes any proposal, offer, inquiry or contact with respect to any of the foregoing.

ARTICLE VIII

CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligations of Buyer and Advantage Reimbursement, LLC under this Agreement shall, at the option of Buyer, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

8.1.            No Misrepresentation or Breach of Covenants and Warranties.  There shall have been no material breach by Seller or either of the Shareholders in the performance of any of its covenants and agreements herein; each of the representations and warranties of Seller and both of the Shareholders contained or referred to herein shall be true and correct on the Closing Date as though made on the Closing Date, except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Buyer; and there shall have been delivered to Buyer a certificate to such effect, dated the Closing Date, signed (i) on behalf of Seller by an authorized officer of Seller, (ii) by each of the Shareholders.

8.2.             No Changes or Destruction of Property.  Between the date hereof and the Closing Date, there shall have been (a) no material adverse change in the Purchased Assets, the Advantage Reimbursement Performed Contracts, the Business of Seller or the operations, liabilities, profits, prospects or condition (financial or otherwise) of Seller; (b) no material adverse federal or state legislative or regulatory change affecting the business of Seller or the Business; and (c) no material damage to the Purchased Assets by fire, flood, casualty, act of God or the public enemy or other cause, regardless of insurance coverage for such damage; and there shall have been delivered to Buyer a certificate to such effect, dated the Closing Date and signed (i) on behalf of Seller by an authorized officer of Seller, (ii) by each of the Shareholders.

8.3.             No Restraint or Litigation.  No action, suit, investigation or proceeding shall have been instituted or threatened to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby.

8.4.             Necessary Consents.

(a)          Other than as contemplated by 8.4(b) and subject to 8.4(c), Seller shall have received all necessary consents to the transactions contemplated hereby from the other parties to all contracts, leases, agreements and permits to which Seller is a party, including the Assumed Contracts and the Advantage Reimbursement Performed Contracts, or by which Seller or any of the Purchased Assets is affected or are otherwise necessary to prevent a material adverse change in the Purchased Assets, Seller, or in the Business.  Other than as contemplated by Sections 8.4(b) and 8.4(c), each of the Assumed Contracts shall have been legally assigned to Buyer pursuant to its terms.  Each of the Advantage Reimbursement Performed Contracts shall have been legally assigned to Advantage Reimbursement, LLC pursuant to its terms.

(b)          Notwithstanding anything in Section 8.4(a) and subject to Section 8.4(c), Seller shall not be required to have received prior to Closing consent to assign all of the contracts set forth on Schedule 8.4(b).  At the Closing, Seller shall identify each contract set forth on Schedule 8.4(b) for which consent to assignment has not then been obtained (each an “HAI Unassigned Contract.”) No HAI Unassigned Contract shall be considered an Assumed Contract or a Purchased Asset until each consent relating to such HAI Unassigned Contract is received and such HAI Unassigned Contract is assigned.  As of the Closing, (i) the amount payable by Buyer pursuant to Section 4.2 shall be reduced by the “HAI Unassigned Contract Holdback Amount,” which shall be an amount equal to the aggregate Annual Value (as identified on Schedule 8.4(b)) of the HAI Unassigned Contracts multiplied by 1.3; and (ii) Buyer and Seller shall enter into a transition services agreement reasonably acceptable to both Buyer and Seller which (A) requires Seller to continue to perform under the HAI Unassigned Contracts until each has been assigned, and (B) provides Buyer with all economic benefits relating to performance under the HAI Unassigned Contracts after the Closing.  To the extent Buyer receives any amount under the transition services agreement resulting from the performance of services by Seller under the HAI Unassigned Contracts, Buyer shall promptly pay 25% of such amount to Seller and such payment shall reduce the HAI Unassigned Contract Holdback Amount.

(c)          Notwithstanding anything to the contrary in Section 8.4(b), neither Buyer nor Advantage Reimbursement, LLC, shall be obligated to  perform their respective obligations hereunder (including closing the transaction), if the aggregate Annual Value of the HAI Unassigned Contracts and ARI Unassigned Contracts (as defined in the Advantage Reimbursement APA) exceeds $ 341,209; provided that in no event will the aggregate of the HAI Unassigned Contract Holdback Amount and the ARI Unassigned Contract  Holdback Amount exceed $650,000.

8.5.             Satisfactory Completion of Due Diligence.  Buyer shall have completed Buyer’s due diligence review of Seller and the Business with results that are satisfactory to Buyer as determined in Buyer’s sole discretion.

8.6.             Approval by Buyer’s Board of Directors.  The consummation of the transactions contemplated by this Agreement shall have been approved by the board of directors of Buyer.

8.7.             Closing Deliveries.  The delivery by Seller of each of the items set forth in Section 4.4.

8.8.             Satisfaction of Advantage Reimbursement APA Conditions.  The satisfaction of each of the conditions set forth in Sections 8.1 through 8.7 of the Advantage Reimbursement APA.

8.9.             Assignment of Advantage Reimbursement Performed Contracts. Seller shall have conveyed, assigned, transferred and delivered to Advantage Reimbursement, LLC, and Advantage Reimbursement, LLC shall have acquired from Seller, all of Seller’s right, title and interest in and to the Advantage Reimbursement Performed Contracts.

ARTICLE IX

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

The obligations of Seller under this Agreement shall, at the option of Seller, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

9.1.             No Misrepresentation or Breach of Covenants and Warranties.  There shall have been no material breach by Buyer in the performance of any of its covenants and agreements herein; each of the representations and warranties of Buyer contained or referred to in this Agreement shall be true and correct on the Closing Date as though made on the Closing Date, except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Seller or any transaction contemplated by this Agreement; and there shall have been delivered to Seller a certificate to such effect, dated the Closing Date and signed on behalf of Buyer by an authorized officer of Buyer.

9.2.             No Restraint or Litigation.  No action, suit, investigation or proceeding shall have been instituted or threatened to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby.

9.3.             Closing Deliveries.  The delivery by Buyer of each of the items set forth in Section 4.3.

9.4.             Satisfaction of Advantage Reimbursement APA Conditions.  The satisfaction of each of the conditions set forth in Sections 9.1 through 9.3 of the Advantage Reimbursement APA.

ARTICLE X

CONFIDENTIAL INFORMATION; NON-COMPETITION

10.1.          Definitions.  For purposes of this Article X, the following terms shall have the meanings set forth below:

(a)           “Confidential Information” means any data or information of Seller, other than Trade Secrets, which is valuable to Seller and not generally known to competitors, including general business information, industry information, analyses, and other information of a proprietary nature that was developed or compiled by Seller;

(b)           “Restricted Activities” means the development, sale, purchase, license, or distribution of any software products or systems that are a competitive replacement for the Software marketed by the Business, or assisting any third party to engage in such activities;

(c)           “Restricted Entities” means Seller, the Shareholders, their respective Affiliates and their respective employees, officers, contractors and consultants.

(d)           “Restricted Period” means the period beginning on the Closing Date and ending on the second anniversary of the Closing Date;

(e)           “Territory” means the United States of America, such area being where Customers and actively sought prospective customers of Seller are located; and

(f)           “Trade Secrets” means information of Seller, without regard to form, including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs,  devices, methods, techniques, drawings, processes, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers which is not commonly known by or available to the public and which information: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

10.2.          Trade Secrets and Confidential Information.

(a)          Trade Secrets.  Seller and each of the Shareholders agree not to, and agree to cause all of their respective Affiliates not to, use or disclose any Trade Secrets for so long as the pertinent information remains Trade Secret information (and, in any event, throughout the Restricted Period), regardless of whether the Trade Secrets are in written or tangible form, without the prior written consent of Buyer.  Nothing in this Agreement shall diminish the rights of Buyer regarding the protection of Trade Secrets and other Intellectual Property pursuant to applicable law.

(b)          Confidential Information.  Seller and the Shareholders each agree that during the Restricted Period, such Persons will hold in confidence all Confidential Information, and none of such Persons will disclose, publish, or make use of Confidential Information without the prior written consent of Buyer.

10.3.          Noncompetition.

(a)          Acknowledgment.  Seller and the Shareholders each acknowledge that Seller conducts the Restricted Activities throughout the Territory and that to protect adequately the interest of Buyer in the Business and the Purchased Assets, it is essential that any noncompetition covenant with respect thereto cover all Restricted Activities and the entire Territory for the duration of the Restricted Period.

(b)          Noncompetition Covenant.  Seller and the Shareholders each agree that none of the Restricted Entities will, during the Restricted Period, directly or by assisting others, conduct Restricted Activities in the Territory or otherwise engage in, have an equity or profit interest in, or render services (of an executive, marketing, manufacturing, research and development, administrative, financial, or consulting nature) to any business that conducts any of Restricted Activities in the Territory.  Notwithstanding anything in this Agreement to the contrary, such persons may collectively acquire up to 2% of any company whose common stock is publicly traded on a national securities exchange.

(c)           Nonsolicitation.  Seller and the Shareholders hereby jointly and severally agree that none of the Restricted Entities will, during the Restricted Period, directly or by assisting others:

(i)               solicit or attempt to solicit, any business from any of Seller’s Customers existing as of the Closing Date or during the one-year period prior to the Closing Date, including actively sought prospective customers, for purposes of providing products or services that are a competitive replacement for any product or service provided or marketed by Seller; or

(ii)              hire, recruit, or solicit or attempt to hire, recruit, or solicit, on behalf of Seller or on behalf of any other Person, any employee or independent contractor of Buyer unless Buyer terminates such Person’s employment without Cause or good reason, with the exception of Renee Bourbonneire if terminated by Seller.

10.4.          Severability.  If a judicial determination is made that any of the provisions of this Article X constitutes an unreasonable or otherwise unenforceable restriction against Seller, the provisions of this Article X shall be rendered void only to the extent that such determination finds such provisions to be unreasonable or otherwise unenforceable with respect to Seller.  In this regard, Seller hereby agrees that any judicial authority construing this Article X shall be empowered to sever or modify any portion of the Territory, any prohibited business activity or any time period from the coverage of this Agreement, and to apply the provisions of this Article X to the remaining portion of the Territory, the remaining business activities or the remaining time period not so severed or modified by such judicial or arbitral authority.  Moreover, notwithstanding the fact that any provision of this Article X is determined not to be specifically enforceable, Buyer shall nevertheless be entitled to recover monetary damages as a result of any breach of any such provision by Seller.

10.5.          Injunctive Relief.  Seller and the Shareholders hereby agree that any remedy at law for any breach of the provisions contained this Article X shall be inadequate and that Buyer shall be entitled to injunctive relief in addition to any other remedy Buyer might have under Article X.

ARTICLE XI

ADDITIONAL COVENANTS AND AGREEMENTS

11.1.          Employee Matters.  The parties hereto acknowledge that, in addition to the persons with whom Buyer is entering into the Employment Agreements, Buyer may offer employment to such employees of Seller, and on such terms and conditions, as shall be mutually agreed upon between each such employee and Buyer, and Buyer shall have no obligation to employ any such individual employee except in its sole discretion.  The parties agree that all employer responsibilities, costs, and liabilities, including those under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or any severance agreements or arrangements, for any employees of Seller or other Seller Personnel shall be and remain the exclusive responsibility, cost, and liability of Seller.  Seller shall assist and cooperate with Buyer in all respects in connection with the employee matters set forth in this Section 11.1 and elsewhere in this Agreement, including providing such information relating thereto as may be reasonably requested by Buyer from time to time.  Buyer covenants that with respect to Seller Personnel who will be hired by Buyer, Buyer shall consider such Seller Personnels’ years of working service for Seller (in accordance with Buyer policies) in determining such new employee’s eligibility for vacation in accordance with Buyer policies.

11.2.          Public Announcements.  Buyer shall coordinate with Seller any public announcements regarding this Agreement or the transactions contemplated by this Agreement to the financial community, government agencies, employees, or the general public.  Neither Seller nor either of the Shareholders shall make any such public announcement without the written consent of Buyer, except as required by applicable law, Government Authority or the rules of any applicable securities exchange.  Buyer shall consult with Seller in good faith before issuing any such public announcement.

11.3.          [Reserved]

11.4.          Access to Properties and Records.  For a period of three years after the Closing Date, Seller and each of the Shareholders will afford and cause to be afforded to Buyer (i) such access during normal business hours, upon reasonable prior notice, to such books and records of Seller as Buyer may reasonably request in connection with matters relating to Seller for period ending on or prior to the Closing Date; and (ii) such assistance in locating and copying such books and records as Buyer may reasonably request.  If Seller or either of the Shareholders shall desire to destroy any such books and records prior to the expiration of such three-year period, such party shall, prior to such destruction, give Buyer a reasonable opportunity, at its expense, to segregate, remove and store the books and records to be destroyed, or any of them, as determined by Buyer.

11.5.           Payment of Debts.  Commencing as of the Closing Date, each of the Shareholders shall cause Seller to pay as and when due all of Seller’s debts and obligations existing as of the Closing Date that are not assumed by Buyer hereunder; provided, however, that the foregoing shall not prevent Seller or either of the Shareholders from contesting in good faith any such debts or obligations.

11.6.           Right of Offset.  Buyer shall be entitled to offset any Claims (as defined below) or any portion of any Claim that has not been paid by Seller or either of the Shareholders, against any amounts owing to Seller or either of the Shareholders pursuant to any oral or written agreement to which such entity or person may be a party, including any Healthcare Automation Incremental Revenue Payment required to be made pursuant to Section 2.4, provided that Buyer shall not be entitled to offset any Claim to the extent that the liability giving rise to such Claim would be disallowed under Section 3(b) of the Indemnification Agreement.  If the amounts offset by Buyer hereunder exceed the obligations remaining due to Buyer, Seller and each of the Shareholders shall remain fully liable for such excess amounts, and no exercise of any right of offset hereunder by Buyer shall reduce, eliminate, impair or otherwise affect such liability of Seller or either of the Shareholders, except that the amount of any such liability shall be reduced to the extent of any offsets hereunder.  The term “Claim” shall mean any claim for which the Buyer may be entitled to payment pursuant to this Agreement, the Indemnification Agreement or any other agreement contemplated by this Agreement.

11.7.           Nature and Survival of Representations. All statements made by or on behalf of Seller or either of the Shareholders contained herein or in any of the schedules or exhibits delivered on behalf of Seller or either of the Shareholders to Buyer hereunder shall be deemed to constitute representations and warranties of Seller and each of the Shareholders, regardless of (a) any investigation made by or on behalf of Buyer and (b) who prepared such document.   The representations and warranties made by the parties pursuant to Articles V and VI of this Agreement shall survive the Closing until the second anniversary of the Closing Date, except that the representations and warranties made relating to taxes shall survive until 30 days after the expiration of the statute of limitations applicable to any such tax, and the effected party may present claims until such dates.

ARTICLE XII

TERMINATION

12.1.          Termination.  Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:

(a)          by the mutual consent of Buyer and Seller;

(b)          by Buyer or Seller if the Closing shall not have occurred on or before December 31, 2009 (or such later date as may be mutually agreed to by Buyer and Seller); provided, however, that the right to terminate this Agreement under this Section 12.1(b) shall not be available to any Person whose failure to comply with its obligations under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such time;

(c)          by Buyer in the event of any material breach by Seller or either of the Shareholders of any of their respective agreements, representations or warranties contained herein and the failure of such party to cure such breach within three days after receipt of notice from Buyer requesting such breach to be cured;

(d)          by Seller in the event of any material breach by Buyer of any of Buyer’s agreements, representations or warranties contained herein and the failure of Buyer to cure such breach within three days after receipt of notice from Seller requesting such breach to be cured;

12.2.          Notice of Termination.  Any party desiring to terminate this Agreement pursuant to Section 12.1 shall give notice of such termination to the other parties to this Agreement.

12.3.          Effect of Termination.  If this Agreement is terminated pursuant to this Article XII, all further obligations of the parties under this Agreement shall be terminated without further liability of any party to the other, provided that nothing herein shall relieve any party from liability for its willful breach of this Agreement.

ARTICLE XIII

GENERAL PROVISIONS

The parties further covenant and agree as follows:

13.1.          Waiver of Terms.  Any of the terms or conditions of this Agreement may be waived at any time by the party or parties entitled to the benefit thereof but only by a written notice signed by the party or parties waiving such terms or conditions.

13.2.          Amendment of Agreement.  This Agreement may be amended, supplemented or interpreted at any time only by written instrument duly executed by each of the parties hereto.

13.3.          Payment of Expenses.  Except as otherwise specifically provided in this Agreement, the parties shall each pay its or their own expenses, including, without limitation, the expenses of its or their own counsel, advisors and accountants, incurred in connection with the preparation, execution and delivery of this Agreement and the other agreements and documents referred to herein and the consummation of the transactions contemplated hereby and thereby.

13.4.          Contents of Agreement, Parties in Interest, Assignment.  This Agreement and the other agreements and documents referred to herein set forth the entire understanding of the parties with respect to the subject matter hereof.  Any previous agreements or understandings between the parties regarding the subject matter hereof, including without limitation, that certain letter agreement, dated August 26, 2009, by and between Buyer and Seller, are merged into and superseded by this Agreement.  All representations, warranties, covenants, terms and conditions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the parties hereto; provided, however, that none of the rights or obligations of any of the parties hereto may be assigned without the prior written consent of, in the case of assignment by Seller or either of the Shareholders, Buyer, or, in the case of assignment by Buyer, Seller and each of the Shareholders, which consent shall not unreasonably be withheld.  Notwithstanding the foregoing, Buyer may assign any of its rights or obligations to a wholly-owned subsidiary of Buyer without the consent of Seller and each of the Shareholders.  In the event of any assignment under this section, the assignor shall remain primarily liable for all the liabilities and obligations of the assignor under this Agreement and the Indemnification Agreement.

13.5.          Notices.  All notices, requests, demands and other communications required or permitted to be given hereunder shall be by hand-delivery, certified or registered mail, return receipt requested, telecopier (if a telecopier number is provided), or air courier to the parties set forth below.  Such notices shall be deemed given at the time personally delivered, if delivered by hand or by courier, at the time received, if sent certified or registered mail, and when receipt is acknowledged by telecopy equipment, if telecopied.  Communications sent via email shall not constitute notice under this Agreement.

If to Buyer or Advantage	Mediware Information Systems, Inc.
Reimbursement, LLC:	1900 Spring Road, Suite 450
Oak Brook, IL 60523
Attn: Senior Vice President and General Counsel
Telecopier: (630) 684-0462

If to Healthcare Automation:	Healthcare Automation, Inc.
41 Sharpe Drive
Cranston, RI 02920
Attn: David A. Belhumeur
Telecopier: (401) 572-3350
Email: dbelhumeur@mccabe.com

with a copy to:	Edward D. Feldstein
Roberts, Carroll, Feldstein & Peirce
10 Weybosset Street, 8th Floor
Providence, RI 02903
Email: efeldstein@rcfp.com

If to Pereira:	Kenneth J. Pereira
41 Sharpe Drive
Cranston, RI 02920
Telecopier: (401) 572-3350
Email: kpereira@oridium.com

with a copy to:	Edward D. Feldstein
Roberts, Carroll, Feldstein & Peirce
10 Weybosset Street, 8th Floor
Providence, RI 02903
Email: efeldstein@rcfp.com

If to Belhumeur:	David A. Belhumeur
41 Sharpe Drive
Cranston, RI 02920
Telecopier: (401) 572-3350
email: dbelhumeur@mccabe.com

with a copy to:	Edward D. Feldstein
Roberts, Carroll, Feldstein & Peirce
10 Weybosset Street, 8th Floor
Providence, RI 02903
Email: efeldstein@rcfp.com

13.6.          Severability.  In the event that any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions of this Agreement shall not be in any way impaired.

13.7.          Schedules and Exhibits.  The schedules and exhibits referred to herein and attached hereto are incorporated herein by reference as if fully set forth in the text hereof.

13.8.          Counterparts.  This Agreement may be executed in one or more counterparts and by facsimile transmission, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of the parties hereto.

13.9.          Headings.  The headings of the Sections and the subsections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

13.10.        Governing Law; Jurisdiction.  IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ILLINOIS APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE, WITHOUT REGARD TO THE PRINCIPLES THEREOF REGARDING CONFLICT OF LAWS, AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.  BUYER, SELLER, AND EACH OF THE SHAREHOLDERS AGREE TO SUBMIT TO PERSONAL JURISDICTION AND TO WAIVE ANY OBJECTION AS TO VENUE IN THE COUNTY OF COOK, STATE OF ILLINOIS. SERVICE OF PROCESS ON BUYER, SELLER OR EITHER OF THE SHAREHOLDERS IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE EFFECTIVE IF MAILED TO SUCH PARTY AT THE ADDRESS LISTED ABOVE.

13.11.        Waiver of Jury Trial.  BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON, AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS.  THEREFORE TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING  BROUGHT TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER THIS AGREEMENT.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

HEALTHCARE AUTOMATION, INC.

By:
Name:
Title:

MEDIWARE INFORMATION SYSTEMS, INC.

By:
Name:
Title:

ADVANTAGE REIMBURSEMENT, LLC

By:
Name:
Title:

DAVID A. BELHUMEUR

KENNETH J. PEREIRA

Signature Page
to
Healthcare Automation, Inc. Asset Purchase Agreement